Exhibit 99.1

July 19, 2019

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED DECLARES 7% INCREASE IN QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK AND DECLARES QUARTERLY CASH DIVIDENDS ON ITS PREFERRED STOCKS

COLUMBUS, Ohio - Huntington Bancshares Incorporated (www.huntington.com) announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.15 per common share, up $0.01, or 7%, from the prior quarter. The common stock cash dividend is payable October 1, 2019, to shareholders of record on September 17, 2019.

“The Board is pleased to be able to reward our shareholders with a dividend increase on the common stock for the seventh consecutive year,” said Steve Steinour, chairman, president, and CEO. “Our strategy is designed to deliver sustained top quartile financial performance, which results in robust capital generation. The dividend increase deploys capital in line with our consistently-stated capital priorities: to fund organic growth first, to increase our quarterly dividend, and then other uses including returning capital via share repurchases.”

In addition, the Board declared quarterly cash dividends on its four series of preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $12.50845070 per share (equivalent to $0.3127113 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). The Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). Finally, the Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150 AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). All four preferred stock cash dividends are payable October 15, 2019, to their respective shareholders of record on October 1, 2019.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $108 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,687 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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